EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

K2 INC.

(Under Section 242 of the General Corporation Law)

It is hereby certified:

1. The present name of the corporation (hereafter called the “Corporation”) is K2 Inc.

2. The name under which the Corporation was originally incorporated is ANTHONY POOLS, INC., and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is September 15, 1959.

3. The provisions of the certificate of incorporation as amended and/or supplemented were restated and integrated into a single instrument entitled “Restated Certificate of Incorporation of Anthony Industries, Inc.,” filed with the Secretary of State of the State of Delaware on May 12, 1989.

4. The Restated Certificate of Incorporation of the Corporation, as heretofore amended and/or supplemented, is hereby further amended to effect the following amendment authorized by the General Corporation Law of the State of Delaware: to increase the number of shares of Common Stock of the Corporation, par value $1.00 per share, which the Corporation shall have the authority to issue, from forty million (40,000,000) shares to sixty million (60,000,000) shares.

5. To accomplish the foregoing amendment, the first paragraph of Article FOURTH of the Restated Certificate of incorporation of the Corporation is amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is seventy-two million, five hundred thousand (72,500,000) shares, consisting of:

(a) Twelve million, five hundred thousand (12,500,00) shares of preferred stock, par value $1.00 per share (hereafter referred to as “Preferred Stock”); and

(b) Sixty million (60,000,000) shares of common stock, par value $1.00 per share (hereafter referred to as “Common Stock”).

6. The remainder of Article FOURTH shall remain unchanged.

7. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware signed and attested to on March 28, 2003.

/s/ RICHARD J. HECKMANN
Richard J. Heckmann Chairman of the Board and Chief Executive Officer

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